EXHIBIT 99.1

NABORS INDUSTRIES	NEWS RELEASE

Nabors diluted EPS equals $0.78 for 4th Quarter and $3.25 for full year 2007
Hamilton, Bermuda, February 5, 2008. Nabors Industries Ltd. (NYSE: NBR) today announced its results for the fourth quarter and full year 2007. Adjusted income derived from operating activities was $307.9 million for the fourth quarter compared to $331.1 million in the fourth quarter of 2006 and $287.3 million in the third quarter of 2007. Net income from continuing operations was $222.2 million ($0.78 per diluted share) for the fourth quarter compared to $232.4 million ($.82 per diluted share) in the fourth quarter of 2006 and $195.8 million ($0.68 per diluted share) in the third quarter of 2007. The results of all of the above referenced quarters reflect income from continuing operations which excludes Sea Mar which was sold in the third quarter of 2007. The quarter’s results include the previously disclosed gain on the sale of a portion of the company’s Oil and Gas holdings which, when netted against the write off of some other assets, recorded as depletion expense, resulted in an after tax gain of approximately $0.08 per diluted share. The quarter’s results also reflect a smaller loss in certain investments which losses the company believes are over. During the quarter the Canadian statutory federal tax rate was reduced, resulting in a reduction in Canadian deferred taxes. The results also partially reflect the company’s repurchase of 3.93 million shares during the fourth quarter at an average cost of $27.12 per share.
For the full year 2007 adjusted income derived from operating activities was $1.22 billion compared to $1.40 billion in 2006. Income from continuing operations for the full year 2007 was $895.7 million ($3.13 per diluted share), compared to $993.0 million ($3.31 per diluted share) in 2006. The year’s net income, inclusive of discontinued operations, was $930.7 million or $3.25 per diluted share which compares to $1.0 billion or $3.40 per diluted share in 2006.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Our 2007 results represent the second best year in our company’s history, with earnings per share from continuing operations just 5% below 2006’s record level, despite a decline of $381 million or 30% in the operating income contribution of our North American rig operations, excluding Alaska. This minimal impact is attributable primarily to offsetting growth of nearly $200 million in several units, including International, Alaska, Oil and Gas, and Other Operating Segments. It is bolstered further by a lower share count and effective tax rate. The year’s $3.13 diluted result, while down slightly, still represents an increase of $1.16 per diluted share from continuing operations over the $1.97 per diluted share achieved in 2005, which was previously the second best year. The results of the fourth quarter again reflect a mix of positive developments and some delays and disappointments, but I expect that future quarters will see diminishing potential for the adverse. Since we last reported new builds we have received 19 additional commitments for new rigs, bringing the total number of new rig commitments since early 2005 to 140 drilling rigs and 13 coiled tubing/stem drilling rigs. The 19 new rigs are all for our International operations, bringing to 40 the number of new rigs in that unit.

“Our international operating income for the quarter increased from $63 million in the prior year to $92 million setting its eighth consecutive quarterly record. Operating income for the full year increased from $209 million in 2006 to $332 million in 2007, also setting a new record for the seventh year in a row. We expect 2008 will also show substantial increases since the majority of the prospective improvement is defined by the deployment of additional rigs already under term contracts and the renewal of existing contracts at current market prices.
“In 2007 this operation started-up 19 additional rigs under term-contracts which yielded 13.2 rig years. Included in this number were 17 incremental rigs and two existing offshore platform rigs. The incremental rigs consisted of nine new built rigs and eight underutilized rigs that were relocated from our North American land rig operations. During 2007 this unit also secured term contract commitments for another 13 rigs, including 11 new rigs, most of which will commence before the end of 2008. The most significant of these are two recently awarded jack-ups that should commence operations in The Kingdom of Saudi Arabia no later than early second quarter. One of these rigs, Nabors Rig 660, is nearing completion at a Dubai shipyard while the other, Nabors Rig 657, is currently enroute from Trinidad to the same shipyard where it will undergo modification and upgrades. The 13 rig commitments also include the securing of eight additional rig commitments for the Russian market meaning we will have at least nine rigs working there under term contracts by the end of 2008. We anticipate securing term commitments for at least another eight land rigs in the first half of 2008, with likely start ups in late 2008 and early 2009.
“All of this incremental activity combined with contract renewals and the continuing strong level of bid flow gives us a high degree of visibility for several years, although customer induced project delays can cause the timing to be uncertain.
“The operating income from our Alaskan drilling operations more than doubled in 2007, earning $37 million on the strength of increased pricing and activity. This unit also possesses good visibility, but on a much smaller scale than our international business. As this market has become more active, we are seeing significant rate increases on available rigs and we have three new built rigs commencing term contracts. Two of these rigs deployed in late 2007 and the third will commence operations around the end of 2008.
“Our Oil and Gas segment also achieved a large increase in year-over-year income as we monetized a portion of our portfolio. The fourth quarter results reflect a gain on the sale of some of our oil and gas holdings which, when combined with a smaller sale in the third quarter, aggregates to over $88 million in gains for the year which was partially offset by the aforementioned write-off of other assets. This still leaves a large amount of unrealized value in this increasingly significant business particularly when NFR’s recent successes are included.
“Our Other Operating Segments achieved a record year, excluding Sea Mar. While the fourth quarter was slightly lower sequentially, the longer term outlook for these businesses is very strong, driven primarily by the increasing proportion of third-party sales in our manufacturing and technology businesses, continuing market penetration by our directional drilling operation, and a healthy outlook in our Alaskan construction and logistics joint ventures.
“Our US Lower 48 land drilling operations posted sequentially higher operating income in the fourth quarter increasing from $131 million to $138 million, primarily attributable to new rig deployments at higher margins and reduced cost and downtime as new rig start-up difficulties are being rectified expeditiously. We expect a significant number of expiring term contracts for older rigs to roll over in 2008 at lower margins causing a further drop in average margins in the first quarter. However, we expect that the higher margins associated with the remaining new rig deployments and improving margins of the previously deployed new rigs will substantially offset any further deterioration.
“This unit deployed another seven new built rigs during the quarter and expects to deploy the remaining 12 in the first half of 2008. Our new PACE rigs are performing well, setting over 20 new drilling records for multiple customers in high growth areas, including the Barnett Shale, East Texas and the Rocky Mountains.
“Operating income from our US Offshore operations was down to $52 million in 2007 from the $65 million we achieved in 2006. The quarter’s results were also down slightly to $8.0 million from the $9.2 million we posted in the third quarter, despite a very promising start to the quarter. The reduced results of both periods were attributable primarily to significantly lower utilization of our small workover jackups and the loss of one of our high-margin barge rigs to a fire shortly after start-up, which left it out of service for the balance of the year. Fortunately, 2008 is off to a strong start with some jackups and the damaged barge rig returning to work and a full year’s availability from our other new deep capacity barge rig, which was commissioned last June. We are seeing improved prospects for platform workover rigs for the first time in nearly five years, with certain operators contemplating significant projects. Our platform drilling rigs, especially the deep water portion, continued to provide a solid foundation for this unit’s income with high demand and the resulting strong pricing environment.
“Our Canadian operations reported operating income of $87 million for the full year 2007 compared to $185 million compared to 2006 and illustrated the dismal state of this market. The ramp-up to the seasonally high first quarter yielded a meaningful sequential improvement in the fourth quarter and we expect the same in the first quarter, although both are substantially below the level recorded last year. This leads us to set our near—term expectations for this market very low, anticipating 2008 to represent another 50% decrease compared to 2007. We have recently reallocated certain rigs from this business to our international operations and we shall continue to focus on costs until a recovery is apparent.
“Our US Well servicing’s operating income was $30 million in the fourth quarter, down sequentially from $42 million in the third quarter. This led to full year income of $156 million, which was also down significantly from last year’s $200 million result. While the fourth quarter is always the seasonally low quarter of the year, it seemed to be exacerbated by excess capacity which weighed heavily on the most competitive market regions, primarily Oklahoma, West Texas and South Texas. Rig activity has improved significantly early in the new year, but we continue to expect another challenging year with results essentially flat to slightly lower for 2008.
“Obviously the performance of our North American gas related and well servicing businesses was very disappointing, however, we believe the potential for further adverse effects is significantly diminished going forward. We also expect 2008 will provide indications of an impending recovery in our North American gas related businesses, and more fully demonstrate the emerging prominence of our international and non-gas related businesses. The rapidly growing contribution from these businesses, combined with the large number of underutilized rigs in our US Land, US Offshore, and Canadian drilling and workover fleets, provides disproportionate leverage to a prospective recovery.”
The Nabors companies own, operate and actively market a fleet of approximately 535 land drilling and approximately 737 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 35 platform rigs, 12 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Company has posted a group of slides on its website www.nabors.com, under “Investor Information”, “Events Calendar”, which provide more detailed current and historical information. For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2007	2006	2007	2007	2006
Revenues and other income:
Operating revenues	$1,317,852	$1,267,300	$1,250,299	$4,938,848	$4,707,289
Earnings (loss) from unconsolidated affiliates	(842)	1,070	2,689	17,724	20,545
Investment (loss) income	(7,862)	34,254	(27,466)	(15,891)	102,007

Total revenues and other income	1,309,148	1,302,624	1,225,522	4,940,681	4,829,841

Costs and other deductions:
Direct costs	721,100	675,869	722,058	2,764,559	2,511,392
General and administrative expenses	116,458	148,901	105,975	436,282	416,610
Depreciation and amortization	127,661	102,618	125,089	467,730	364,653
Depletion	43,864	9,919	12,533	72,182	38,580
Interest expense	13,467	12,616	13,450	53,702	46,586
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	6,120	12,193	30,524	10,895	24,118

Total costs and other deductions	1,028,670	962,116	1,009,629	3,805,350	3,401,939

Income from continuing operations before income taxes	280,478	340,508	215,893	1,135,331	1,427,902

Income tax expense (benefit):
Current	63,913	88,001	227,950	227,951	213,866
Deferred	(5,587)	20,120	15,919	11,713	221,027

Income tax expense	58,326	108,121	20,130	239,664	434,893

Income from continuing operations, net of tax	222,152	232,387	195,763	895,667	993,009
Income from discontinued operations, net of tax	—	5,402	22,265	35,024	27,727

Net income	$222,152	$237,789	$218,028	$930,691	$1,020,736

Earnings per share (1):
Basic from continuing operations	$.79	$.84	$.70	$3.21	$3.42
Basic from discontinued operations	$—	$.02	$.08	$.13	$.10

Total Basic	$.79	$.86	$.78	$3.34	$3.52

Diluted from continuing operations	$.78	$.82	$.68	$3.13	$3.31
Diluted from discontinued operations	$—	$.02	$.08	$.12	$.09

Total Diluted	$.78	$.84	$.76	$3.25	$3.40

Weighted-average number of common shares outstanding (1):
Basic	279,757	276,003	280,152	279,026	290,241

Diluted	285,744	284,419	287,969	286,606	299,827

Adjusted income derived from operating activities (2)	$307,927	$331,063	$287,333	$1,215,819	$1,396,599

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(In thousands, except ratios)	2007	2007	2006
ASSETS
Current assets:
Cash and short-term investments	$767,051	$879,973	$1,140,016
Accounts receivable, net	1,039,238	1,043,235	1,109,738
Other current assets	416,560	623,213	255,102

Total current assets	2,222,849	2,546,421	2,504,856
Long-term investments	236,253	383,288	513,269
Property, plant and equipment, net	6,689,126	6,466,732	5,410,101
Goodwill, net	368,432	367,376	362,269
Other long-term assets	604,459	314,590	351,808

Total assets	$10,121,119	$10,078,407	$9,142,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$700,000	$700,000	$—
Other current liabilities	791,000	857,496	854,360

Total current liabilities	1,491,000	1,557,496	854,360
Long-term debt	3,306,433	3,305,840	4,004,074
Other long-term liabilities	809,565	801,378	747,216

Total liabilities	5,606,998	5,664,714	5,605,650
Shareholders’ equity	4,514,121	4,413,693	3,536,653

Total liabilities and shareholders’ equity	$10,121,119	$10,078,407	$9,142,303

Cash, short-term and long-term investments (1)	$1,056,358	$1,306,816	$1,653,285

Funded debt to capital ratio: (2)
- Gross	0.44 : 1	0.45 : 1	0.50 : 1
- Net of cash and investments	0.37 : 1	0.35 : 1	0.37 : 1
Interest coverage ratio: (3)	32.5 : 1	32.2 : 1	38.1 : 1

(1)	The December 31 and September 30, 2007 amounts include $53.1 million and $43.6 million, respectively, in cash proceeds receivable from brokers from the sale of certain long-term investments that are included in other current assets. These proceeds were received during January 2008 and October 2007, respectively.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

1-3

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2007	2006	2007	2007	2006
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$415,082	$496,992	$416,525	$1,710,990	$1,890,302
U.S. Land Well-servicing	170,416	185,965	180,370	715,414	704,189
U.S. Offshore	47,174	59,377	48,895	212,160	221,676
Alaska	37,023	34,902	30,854	152,490	110,718
Canada	144,233	172,040	132,434	545,035	686,889
International	312,839	234,973	296,219	1,094,802	746,460

Subtotal Contract Drilling (3)	1,126,767	1,184,249	1,105,297	4,430,891	4,360,234
Oil and Gas (4) (5)	85,311	10,623	35,770	152,320	59,431
Other Operating Segments (6) (7)	154,712	138,870	163,397	588,483	505,286
Other reconciling items (8)	(49,780)	(65,372)	(51,476)	(215,122)	(197,117)

Total	$1,317,010	$1,268,370	$1,252,988	$4,956,572	$4,727,834

Adjusted income (loss) derived from continuing operating activities: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$137,948	$209,909	$130,761	$596,302	$821,821
U.S. Land Well-servicing	30,491	51,944	42,291	156,243	199,944
U.S. Offshore	8,008	13,715	9,245	51,508	65,328
Alaska	8,388	7,793	4,214	37,394	17,542
Canada	24,990	39,593	16,920	87,046	185,117
International	92,282	62,563	88,574	332,283	208,705

Subtotal Contract Drilling	302,107	385,517	292,005	1,260,776	1,498,457
Oil and Gas	33,763	(3,686)	17,868	56,133	4,065
Other Operating Segments	6,643	5,683	10,297	35,273	30,028
Other reconciling items (9)	(34,586)	(56,451)	(32,837)	(136,363)	(135,951)

Total	307,927	331,063	287,333	1,215,819	1,396,599
Interest expense	(13,467)	(12,616)	(13,450)	(53,702)	(46,586)
Investment (loss) income	(7,862)	34,254	(27,466)	(15,891)	102,007
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	(6,120)	(12,193)	(30,524)	(10,895)	(24,118)

Income from continuing operations before income taxes	$280,478	$340,508	$215,893	$1,135,331	$1,427,902

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	224.7	256.2	221.6	229.4	255.5
U.S. Offshore	14.0	16.8	14.4	15.8	16.4
Alaska	8.3	10.0	8.4	8.7	8.6
Canada	33.4	49.4	37.0	36.7	53.3
International (11)	114.2	107.8	117.9	115.2	97.1

Total rig years	394.6	440.2	399.3	405.8	430.9

Rig hours: (12)
U.S. Land Well-servicing	254,895	302,967	274,084	1,119,497	1,256,141
Canada Well-servicing	71,677	86,210	72,593	283,471	360,129

Total rig hours	326,572	389,177	346,677	1,402,968	1,616,270

1-4

(1)	All segment information excludes the Sea Mar business, which has been classified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $(.3) million, $(1.8) million and $3.4 million for the three months ended December 31, 2007 and 2006 and September 30, 2007, respectively, $5.6 million and $4.0 million for the years ended December 31, 2007 and 2006, respectively.

(4)	Represents our oil and gas exploration, development and production operations.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $(1.1) million, $0 and $(2.0) million for the three months ended December 31, 2007 and 2006 and September 30, 2007, respectively, and $(3.9) million and $0 for the years ended December 31, 2007 and 2006, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $.6 million, $2.9 million and $1.3 million for the three months ended December 31, 2007 and 2006 and September 30, 2007, respectively, and $16.0 million and $16.5 million for the years ended December 31, 2007 and 2006, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended December 31, 2007 and 2006 and September 30, 2007 and the years ended December 31, 2007 and 2006, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2007	2006	2007	2007	2006
Net income (numerator):
Income from continuing operations, net of tax — basic	$222,152	$232,387	$195,763	$895,667	$993,009
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted income from continuing operations, net of tax — diluted	222,152	232,387	195,763	895,667	993,009
Income from discontinued operations, net of tax	—	5,402	22,265	35,024	27,727

Total adjusted net income	$222,152	$237,789	$218,028	$930,691	$1,020,736

Earnings per share:
Basic from continuing operations	$.79	$.84	$.70	$3.21	$3.42
Basic from discontinued operations	$—	$.02	$.08	$.13	$.10

Total Basic	$.79	$.86	$.78	$3.34	$3.52

Diluted from continuing operations	$.78	$.82	$.68	$3.13	$3.31
Diluted from discontinued operations	$—	$.02	$.08	$.12	$.09

Total Diluted	$.78	$.84	$.76	$3.25	$3.40

Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	279,757	276,003	280,152	279,026	290,241
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	5,987	8,416	7,817	7,580	9,446
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	140

Weighted-average number of shares outstanding — diluted	285,744	284,419	287,969	286,606	299,827

1-5

(1)	Diluted earnings per share for the three months and years ended December 31, 2007 and 2006 and the three months ended September 30, 2007 do not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during the three months ended December 31, 2007 and 2006 and September 30, 2007 and the years ended December 31, 2007 and 2006.

(2)	Diluted earnings per share for the three months and years ended December 31, 2007 and 2006 and the three months ended September 30, 2007 exclude approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82.8 million zero coupon convertible senior debentures. We would only issue an incremental number of shares upon conversion of these debentures. Such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $51.

(3)	Diluted earnings per share for the three months ended December 31, 2007 and 2006 and September 30, 2007 and the year ended December 31, 2007 do not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter. This was the case for the quarter ended March 31, 2006, and is, therefore, included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the year ended December 31, 2006.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of our subsidiary Nabors (Canada) Exchangeco Inc., respectively: 279.7 million and .1 million shares for the three months ended December 31, 2007; 275.8 million and .2 million shares for the three months ended December 31, 2006; 280.1 million and .1 million for the three months ended September 30, 2007; 278.9 million and .1 million shares for the year ended December 31, 2007; and 290.0 million and .2 million shares for the year ended December 31, 2006. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive. The average number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 5,923,720, 4,652,025 and 4,601,925 shares during the three months ended December 31, 2007 and 2006 and September 30, 2007, respectively, and 4,952,799 and 2,995,447 shares during the years ended December 31, 2007 and 2006, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the treasury stock method of accounting. Restricted stock will similarly be included in our diluted earnings per share computation using the treasury stock method of accounting in any period where the amount of restricted stock exceeds the number of shares assumed repurchased in those periods based upon future unearned compensation.

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